File No. 333-232157

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

PRE-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-4

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CHOICEONE FINANCIAL SERVICES, INC.
(Exact Name of Registrant as Specified in its Charter)

Michigan (State or Other Jurisdiction of Incorporation or Organization)	6022 (Primary Standard Industrial Classification Code Number)	38-2659066 (IRS Employer Identification Number)

109 East Division

Sparta, Michigan 49345
(616) 887-7366
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Kelly J. Potes Chief Executive Officer 109 East Division Sparta, Michigan 49345 (616) 887-7366

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Jeffrey A. Ott Charlie Goode	Peter Weinstock Jacque Kruppa
Warner Norcross + Judd LLP	Hunton Andrews Kurth LLP
111 Lyon Street, N.W., Suite 900	1445 Ross Avenue, Suite 3700
Grand Rapids, Michigan 49503-2487	Dallas, Texas 75202-2799
(616) 752-2000	(214) 468-3395

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐      Accelerated filer ☑  Non-accelerated filer ☐ Smaller reporting company ☑ Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)                      ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)            ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

ChoiceOne Financial Services, Inc. is filing this Pre-Effective Amendment No. 2 ("Amendment") to its registration statement on Form S-4 (the "Registration Statement") as an exhibit-only filing to file Exhibit 10.7 and Exhibit 10.8 to the Registration Statement and to file an amended Exhibit 99.1. Accordingly, this Amendment consists of only the cover page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement, Exhibit 10.7, Exhibit 10.8 and Exhibit 99.1. The joint proxy statement and prospectus contained in the Registration Statement is unchanged and has been omitted.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

ChoiceOne is required under its Articles of Incorporation to indemnify its directors and executive officers to the fullest extent permitted under the MBCA. ChoiceOne is also permitted under its Bylaws to indemnify other persons who serve or served as a director, officer, employee, or agent of ChoiceOne or who have served at the request of ChoiceOne as directors, officers, partners, trustees, employees, or agents of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise.

Sections 561 through 571 of the MBCA contain provisions governing the indemnification of directors and officers by Michigan corporations. That statute provides that a corporation has the power to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (other than an action by or in the right of the corporation), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding, if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. The termination of an action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and, with respect to a criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Indemnification of expenses (including attorneys' fees) and amounts paid in settlement is permitted in derivative actions, except that indemnification is not allowed for any claim, issue or matter in which such person has been found liable to the corporation unless and to the extent that a court decides indemnification is proper. To the extent that a director or officer has been successful on the merits or otherwise in defense of an action, suit or proceeding, or in defense of a claim, issue or matter in the action, suit or proceeding, the corporation shall indemnify him or her against actual and reasonable expenses (including attorneys' fees) incurred by him or her in connection with the action, suit or proceeding, and any action, suit or proceeding brought to enforce the mandatory indemnification provided under the MBCA. The MBCA permits partial indemnification for a portion of expenses (including reasonable attorneys' fees), judgments, penalties, fines and amounts paid in settlement to the extent the person is entitled to indemnification for less than the total amount.

A determination that the person to be indemnified meets the applicable standard of conduct and an evaluation of the reasonableness of the expenses incurred and amounts paid in settlement shall be made: (i) by a majority vote of a quorum of the board of directors who were not parties or threatened to be made parties to the action, suit or proceeding; (ii) if a quorum cannot be so obtained, by a majority vote of a committee of not less than two directors who are not, at the time, parties or threatened to be made parties to the action, suit or proceeding; (iii) by independent legal counsel; (iv) by all independent directors not parties or threatened to be made parties to the action, suit or proceeding; or (v) by the shareholders (excluding shares held by directors, officers, employees or agents who are parties or are threatened to be made parties to the action, suit, or proceeding). An authorization for payment of indemnification may be made by: (a) the board of directors by (i) a majority vote of all directors who are not parties or threatened to be made parties to the action, suit or proceeding, provided that there are at least two such directors, (ii) a majority vote of a committee of two or more directors who are not parties or threatened to be made parties to the action, suit or proceeding, (iii) a majority vote of all "independent directors" who are not parties or threatened to be made parties to the action, suit or proceeding, provided that there is at least one such director, or (iv) if the corporation lacks the appropriate persons for alternatives (i) through (iii), by a majority vote of the entire board of directors; or (b) the shareholders (excluding shares held by directors, officers, employees or agents who are parties or threatened to be made parties to the action, suit, or proceeding). Under the MBCA, ChoiceOne may indemnify a director without a determination that the director has met the applicable standard of conduct unless the

II-1

director received a financial benefit to which he or she was not entitled, intentionally inflicted harm on the corporation or its shareholders, violated Section 551 of the MBCA (which prohibits certain dividends, distributions and loans to insiders of the corporation), or intentionally committed a criminal act. A director may file for a court determination of the propriety of indemnification in any of the situations set forth in the preceding sentence.

In certain circumstances, the MBCA further permits advances to cover such expenses before a final disposition of the proceeding, upon receipt of an undertaking, which need not be secured and which may be accepted without reference to the financial ability of the person to make repayment, by or on behalf of the director, officer, employee or agent to repay such amounts if it shall ultimately be determined that he or she has not met the applicable standard of conduct. If a provision in the articles of incorporation or bylaws, a resolution of the board or shareholders, or an agreement makes indemnification mandatory, then the advancement of expenses is also mandatory, unless the provision, resolution or agreement specifically provides otherwise.

The indemnification provisions of the MBCA are not exclusive of the rights to indemnification under a corporation's articles of incorporation or bylaws or by agreement. However, the total amount of expenses advanced or indemnified from all sources combined may not exceed the amount of actual expenses incurred by the person seeking indemnification or advancement of expenses. The indemnification provided for under the MBCA continues as to a person who ceases to be a director, officer, employee or agent.

The MBCA and ChoiceOne's Articles of Incorporation permit ChoiceOne to purchase insurance on behalf of its directors, officers, employees and agents against liabilities arising out of their positions with ChoiceOne, whether or not such liabilities would be within the above indemnification provisions. Pursuant to this authority, ChoiceOne maintains such insurance on behalf of its directors, officers, employees and agents.

Item 21. Exhibits and Financial Statements

The exhibits listed below in the "Exhibit Index" are part of this Registration Statement and are numbered in accordance with Item 601 of Regulation S-K.

Item 22. Undertakings

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act of 1933, as amended, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The undersigned registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is

II-2

against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

II-3

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Sparta, State of Michigan, on August 5, 2019.

ChoiceOne Financial Services, Inc.

By:	/s/ Kelly J. Potes	August 5, 2019
Kelly J. Potes Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Kelly J. Potes	Chief Executive Officer and Director (Principal Executive Officer)	August 5, 2019
Kelly J. Potes

/s/ Thomas L. Lampen	Treasurer (Principal Financial and Accounting Officer)	August 5, 2019
Thomas L. Lampen

*/s/ Paul L. Johnson	Chairman of the Board and Director	August 5, 2019
Paul L. Johnson

*/s/ Greg L. Armock	Director	August 5, 2019
Greg L. Armock

*/s/ James A. Bosserd	Director	August 5, 2019
James A. Bosserd

*/s/ Keith D. Brophy	Director	August 5, 2019
Keith D. Brophy

*/s/ Jack G. Hendon	Director	August 5, 2019
Jack G. Hendon

*/s/ Bradley F. McGinnis	Director	August 5, 2019
Bradley F. McGinnis

*/s/ Nels W. Nyblad	Director	August 5, 2019
Nels W. Nyblad

*/s/ Roxanne M. Page	Director	August 5, 2019
Roxanne M. Page

*By /s/ Thomas L. Lampen
Attorney-in-Fact

EXHIBIT INDEX

Exhibit	Document
2	Agreement and Plan of Merger between County Bank Corp. and ChoiceOne Financial Services, Inc., dated as of March 22, 2019 (attached as Annex A to the Prospectus and Proxy Statement that is part of this registration statement on Form S-4, and incorporated herein by reference).
3.1	Restated Articles of Incorporation of ChoiceOne Financial Services, Inc. Previously filed as an exhibit to ChoiceOne Financial Services, Inc.'s Form 10-K Annual Report for the year ended December 31, 2013. Here incorporated by reference.
3.2	Bylaws of ChoiceOne Financial Services, Inc., as currently in effect, and any amendments thereto.(2)
4	Advances, Pledge and Security Agreement between ChoiceOne Bank and the Federal Home Loan Bank of Indianapolis. Previously filed as an exhibit to ChoiceOne Financial Services, Inc.'s Form 10-K Annual Report for the year ended December 31, 2013. Here incorporated by reference.
5	Opinion of Warner Norcross + Judd LLP regarding the validity of the securities being registered.(2)
8.1	Opinion of Warner Norcross + Judd LLP regarding tax matters.(2)
8.2	Opinion of Hunton Andrews Kurth LLP regarding tax matters.(2)
10.1	Change in Control Agreement with Kelly J. Potes.(1) Previously filed as an exhibit to ChoiceOne Financial Services, Inc.'s Form 10-Q Quarterly Report for the period ended March 31, 2016. Here incorporated by reference.
10.2	Stock Incentive Plan of 2012.(1) Previously filed as Appendix A to ChoiceOne's definitive proxy statement for ChoiceOne's 2018 Annual Meeting of Shareholders, filed on April 19, 2018. Here incorporated by reference.
10.3	Directors' Stock Purchase Plan.(1) Previously filed as an exhibit to ChoiceOne Financial Services, Inc.'s Form 10-K Annual Report for the year ended December 31, 2016. Here incorporated by reference.
10.4	Former Valley Ridge Executive Employee Salary Continuation Agreements, as amended.(1) Previously filed as an exhibit to ChoiceOne Financial Services, Inc.'s Form 10-K Annual Report for the year ended December 31, 2013. Here incorporated by reference.
10.5	Former Valley Ridge Directors' Deferred Compensation Plan and Agreement.(1) Previously filed as an exhibit to the ChoiceOne Financial Services, Inc.'s Form 10-K Annual Report for the year ended December 31, 2013. Here incorporated by reference.
10.6	Amended and Restated Employee Stock Purchase Plan.(1) Previously filed as an exhibit to ChoiceOne Financial Services, Inc.'s Form 10-K Annual Report for the year ended December 31, 2016. Here incorporated by reference.
10.7	Employment Agreement between ChoiceOne Financial Services, Inc. and Michael J. Burke, Jr., dated as of March 22, 2019.(1)(3)
10.8	Transition Agreement between ChoiceOne Financial Services, Inc. and Bruce J. Cady, dated as of March 22, 2019.(1)(3)
21	Subsidiaries of ChoiceOne Financial Services, Inc.(2)

23.1	Consent of Warner Norcross + Judd LLP (included in Exhibits 5.1 and 8.1 and here incorporated by reference).
23.2	Consent of Hunton Andrews Kurth LLP (included in Exhibit 8.2 and here incorporated by reference).
23.3	Consent of Plante & Moran, PLLC.(2)
23.4	Consent of Crowe LLP.(2)
24	Powers of Attorney.(2)
99.1	Form of Proxy for ChoiceOne Financial Services, Inc.(3)
99.2	Form of Proxy for County Bank Corp.(2)
99.3	Voting Agreement between ChoiceOne Financial Services, Inc. and each of the directors of County Bank Corp., dated as of March 22, 2019.(2)
99.4	Voting Agreement between County Bank Corp. and each of the directors of ChoiceOne Financial services Inc., dated as of March 22, 2019.(2)
99.5	Consent of ProBank Austin(2)
99.6	Consent of Boenning & Scattergood, Inc.(2)
99.7	Rule 438 Consent of Director Nominee(2)

(1)    This agreement is a management contract or compensation plan or arrangement.

(2)    Previously filed.

(3)    Filed herewith.